Exhibit 10-Q-4

Performance Stock Rights (PSRs) Description

for 2005-2007 Performance Period
Executive Compensation & Benefits

Issued: March 11, 2005

What are PSRs?

      PSRs give you the opportunity to earn a specified number of shares of Ford common stock to be issued following the end of the performance period, pending the Company’s performance on the metrics applicable to the grant. It is different from a stock option grant that gives you the right to purchase shares of Ford stock at a specified price during a certain time period.

Who is eligible to receive PSRs and when are they awarded?

      LL2 and above employees are eligible to receive PSR grants in March of each year. The three-year performance period begins in January of the year of grant and ends in December three years later. For example, the performance period for the March 2005 grant is from January 2005 through December 2007.

      Final awards are paid following the end of the performance period in shares of Ford Common Stock, after withholding shares to cover taxes.

      Initial PSR grants and final awards are subject to approval of the Compensation Committee.

Will I receive dividends on my PSR grant?

      During the performance period, you will receive cash dividend equivalent payments that match the dividends paid to Ford shareholders based on 100% of the payout level for the performance stock rights granted to you. These payments will be made quarterly by Payroll as soon as practicable after the dividend payment date.

How are the final awards calculated?

      Following the end of the three-year period, performance on the metrics is evaluated against the initial targets, and it is determined whether a final award will be made. Payouts can be zero or range from 10% to 150% of the initial grant amount, depending on Company performance on the metrics.

How does the plan work?

      At the beginning of each performance period, management recommends a PSR grant amount based on your expected future contributions to Ford’s success. Following the end of the three-year performance period, Ford’s performance to the plan metrics is evaluated to determine the level of final award, if any.

      Each metric is weighted toward the total final award determination. Metrics for the Performance Stock Rights covering the 2005 – 2007 Performance Period include Shareholder Return, Total Cost Performance, Global Market Share, High Time in Service Improvement and Launch Metrics in the period.

      For example, performance results can be zero or range from 50% to 150%. Performance that does not reach at least the 50% payout level threshold will generate zero toward the total. Therefore, if all of the metrics failed to meet the minimum payout threshold of 50%, the final award would be zero. If four of the metrics failed to meet the minimum, but one metric met the 50% threshold, the final award payout would be 10% of the initial grant assuming each metric is weighted 20%.

      PSRs are subject to the terms and conditions of the Company’s 1998 Long-Term Incentive Plan.

What happens to my grant if I leave the Company before the 3-year PSR performance period is over?

      If you leave the Company before the 3-year performance period is over, you will be eligible to receive a pro-rated award. Final awards are determined at the discretion of the Compensation Committee of the Board of Directors.